As filed with the Securities and Exchange Commission on March 8, 2005

                                               Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                    under the
                             SECURITIES ACT OF 1933

                                VSB BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                  New York                                 11-3680128
     (States or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                 Identification Number)


                                 3155 Amboy Road
                          Staten Island, New York 10306
                                 (718) 979-1100
   (Address, including zip code, of registrant's principal executive offices)

                 VSB Bancorp, Inc. Employee Stock Ownership Plan
                            (Full title of the plan)

                               Raffaele M. Branca
              Executive Vice President and Chief Financial Officer
                                VSB Bancorp, Inc.
                                 3155 Amboy Road
                          Staten Island, New York 10306
                                 (718) 979-1100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                                Jay L. Hack, Esq.
                           Gallet Dreyer & Berkey, LLP
                                845 Third Avenue
                            New York, New York 10022
                                 (212) 935-3131

                                                CALCULATION OF REGISTRATION FEE

             Title of Each Class                 Amount to Be    Proposed Maximum    Proposed Maximum       Amount of
       of Securities to Be Registered             Registered    Offering Price per  Aggregate Offering   Registration Fee
                                                                       Share              Price
Common Stock, par value $0.0001 per share (1)     74,320 (2)         $22.30 (3)        $1,802,260 (3)        $212.13

(1) In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of plan participation interests to be offered or sold pursuant to the VSB Bancorp, Inc. Employee Stock Ownership Plan.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), the number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of Common Stock.

(3) Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the bid and asked prices per share of the Common Stock on March 4, 2005, as reported for over the counter securities by NASDAQ.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by either VSB Bancorp, Inc. (the "Registrant") or the VSB Bancorp, Inc. Employee Stock Ownership Plan (the "Plan") are hereby incorporated by reference into this Registration Statement):

     o The Amended Annual Report on Form 10-KSB/A of the Registrant for the year ended December 31, 2003 filed with the Commission on March 7, 2005;

     o The Quarterly Report on Form 10-QSB of the Registrant for the quarter ended March 31, 2004 filed with the Commission on May 12, 2004;

     o The Quarterly Report on Form 10-QSB of the Registrant for the quarter ended June 30, 2004 filed with the Commission on August 10, 2004;

     o The Quarterly Report on Form 10-QSB of the Registrant for the quarter ended September 30, 2004 filed with the Commission on November 10, 2004;

     o Current reports on Form 8-K as filed on January 29, 2004; March 15, 2004; April 14, 2004; April 19, 2004 (amending the report filed on April 14, 2004); August 4, 2004; October 13, 2004; December 23, 2004; and January 13, 2005.

     o The description of the shares of Common Stock contained in the Registrant's Registration Statement on Form 10-SB, dated May 6, 2003, filed with the Commission on May 7, 2003 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report subsequently filed for the purpose of updating that description; and

     o All documents filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant incorporated in this Registration Statement by reference to the Amended Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 2003, have been so incorporated in reliance on the report of Deloitte Touche, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The certificate of incorporation of the company provides, as permitted by
Section 402(b) of the New York Business Corporation Law, that a director will not be personally liable to the corporation or its shareholders for damages for any breach of duty in his or her capacity as a director. The limit on a director's liability does not apply:

     (a) if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or

     (b) if the director's acts violated Section 719 of the New York Business Corporation Law regarding declaring unlawful dividends, approving unlawful stock repurchases, making unlawful loans to directors or making improper distributions upon liquidation.

The bylaws of the Company provide:

"ARTICLE VII. INDEMNIFICATION OF DIRECTORS, OFFICERS & OTHERS.

     (a) The Corporation shall indemnify and advance the expenses of any Director, Officer or employee to the full extent permitted by New York law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment).

     (b) The indemnification and advancement of expenses granted pursuant to this Article VII shall not be exclusive or limiting of any other rights to which any person seeking indemnification or advancement of expenses may be entitled when authorized by (i) a Resolution or Stockholders, (ii) a Resolution of Directors, or (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     (c) The Corporation must maintain insurance, at its expense, to the extent that said insurance is available and not cost prohibitive as determined by the Board in its sole discretion to protect itself and any Director, Officer, or employee of the Corporation against any expense, liability or loss.

     (d) No amendment, modification or rescission of these By-laws shall be effective to limit any person's right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted."

In addition, Sections 722 through 726 of the New York Business Corporations Law provide for the indemnification of Directors and Officers. The following is the text of those provisions.

"Section 722. Authorization for indemnification of directors and officers.

(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Section 723. Payment of indemnification other than by court award.

(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

     (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or, (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

     (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

Section 724. Indemnification of directors and officers by a court.

(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

     (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

Section 725. Other provisions affecting indemnification of directors and officers.

(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

     (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification; (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

Section 726. Insurance for indemnification of directors and officers.

(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

(b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

(d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government."

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit  Description
Number

4.1 Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 2.1 to the Registrant's Form 10-SB filed on April 4, 2003 (File No. 0-50237) and incorporated herein by reference)
4.2 Bylaws of the Registrant (previously filed as Exhibit 2.2 to the Form 10-SB and incorporated herein by reference)
5.1 Opinion of Gallet Dreyer & Berkey, LLP regarding the legality of the stock being issued. (filed herewith)
23.1     Consent of Deloitte Touche, LLP (filed herewith)

The Registrant hereby confirms that it has submitted the Plan to the Internal Revenue Service (the "IRS"). The Registrant hereby undertakes to submit any amendments thereto to the IRS in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided , however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on March 8, 2005.


     VSB Bancorp, Inc.
By:  /s/ MERTON CORN
     Merton Corn
     President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                          Title                        Date

/s/ MERTON CORN              President, Chief Executive Officer    March 8, 2005
Merton Corn                  and Director (principal executive
                             officer)

/s/ RAFFAELE M. BRANCA       Executive Vice President and          March 8, 2005
Raffaele M. Branca           Director (principal financial
                             officer and principal accounting
                             officer)

/s/ JOSEPH J. LIBASSI        Director and Chairman of the Board    March 8, 2005
Joseph J. LiBassi

/s/ ROBERT C. CUTRONA, SR.   Director                              March 8, 2005
Robert C. Cutrona, Sr.

/s/ CARLOS PEREZ             Director                              March 8, 2005
Carlos Perez, MD

/s/ ALFRED C. JOHNSEN        Director                              March 8, 2005
Alfred C. Johnsen

/s/ JOAN NERLINO CADDELL     Director                              March 8, 2005
Joan Nerlino Caddell

/s/ CHAIM FARKAS             Director                              March 8, 2005
Chaim Farkas

/s/ BRUNO SAVO               Director                              March 8, 2005
Bruno Savo

                                  Exhibit Index

Item 8. Exhibits.

Exhibit  Description
Number

4.1 Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 2.1 to the Registrant's Form 10-SB filed on April 4, 2003 (File No. 0-50237) and incorporated herein by reference)
4.2 Bylaws of the Registrant (previously filed as Exhibit 2.2 to the Form 10-SB and incorporated herein by reference)
5.1 Opinion of Gallet Dreyer & Berkey, LLP regarding the legality of the stock being issued (filed herewith)
23.1     Consent of Deloitte Touche, LLP (filed herewith)